As filed with the Securities and Exchange Commission on November 30, 2012

Registration No. 333-179676

Registration No. 333-179671

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-179676

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-179671

EATON CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	34-0196300
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Eaton Center

Cleveland, Ohio 44114

(216) 523-5000

(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)

Thomas E. Moran

Senior Vice President and Secretary

Eaton Center

Cleveland, Ohio 44114

(216) 523-4103

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

DEREGISTRATION OF SECURITIES

Eaton Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 to each of the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

•

Registration Statement No. 333-179676, filed with the Securities and Exchange Commission on February 24, 2012, registering the offer and sale of an indeterminate amount of the Registrant’s senior debt securities, preferred shares, common shares par value $0.50 per share, warrants and units; and

•

Registration Statement No. 333-179671, filed with the Securities and Exchange Commission on February 24, 2012, registering the offer and sale of 500,000 shares of the Registrant’s common shares, par value $0.50 per share, issuable pursuant to the Registrant’s Shareholder Dividend Reinvestment Plan and Direct Share Purchase Plan.

On November 30, 2012, pursuant to the Transaction Agreement, dated May 21, 2012, as amended by Amendment No. 1 to the Transaction Agreement, dated June 22, 2012, and Amendment No. 2 to the Transaction Agreement, dated October 19, 2012 (as amended, the “Transaction Agreement”), among the Registrant, Cooper Industries plc (“Cooper”), Eaton Corporation plc (formerly known as Eaton Corporation Limited and, prior to that, known as Abeiron Limited) (“New Eaton”), Abeiron II Limited (formerly known as Comdell Limited), Turlock B.V. (“Turlock”), Eaton Inc. and Turlock Corporation, (a) the Registrant acquired Cooper pursuant to a scheme of arrangement under the Irish Companies Act of 1963, and (b) Turlock merged with and into the Registrant, with the Registrant as the surviving corporation in the merger (collectively, the “Transactions”). As a result of the Transactions, both the Registrant and Cooper became wholly owned subsidiaries of New Eaton, and the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio on the 30th day of November 2012.

EATON CORPORATION

By:	/s/ Mark M. McGuire
Name: Mark M. McGuire
Title: Executive Vice President and General Counsel

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.